SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 April 22, 1996
                                (Date of Report)




                      DEBBIE REYNOLDS HOTEL & CASINO, INC.
             (Exact Name of Registrant as specified in its charter)



                                     Nevada
                 (State or other jurisdiction of incorporation)



             0-18864                                  88-0335924
     (Commission File Number)              (IRS Employer Identification Number)



              305 Convention Center Drive, Las Vegas, Nevada 89109 (Address of principal executive offices including zip code)


                                 (702) 734-0711
               (Registrant's telephone number including area code)



                                       N/A
          (Former name or former address, if changed since last report)






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Item 5.  Other Events.
         The Company, through its subsidiary Debbie Reynolds Management Company, Inc., has entered into a term sheet with CS First Boston Mortgage Capital Corporation ("First Boston") providing for financing of $8.5 million, secured by a first mortgage on the Debbie Reynolds Hotel and Casino (including, but not limited to, the hotel, casino, showroom, museum and all other improvements) on approximately 6.2 acres in Las Vegas, Nevada, an assignment of leases and rents, reserves, and certain other collateral. The financing will be evidenced by a two-year senior note, with interest payable at the rate of LIBOR (the London Interbank Offered Rate) plus 500 basis points, payable monthly in arrears. Subject to certain terms and conditions outlined in the term sheet, the Company may borrow an additional $1.5 million. If the additional $1.5 million is borrowed, the interest rate on the entire balance will increase to LIBOR plus 600 basis points. The term sheet provides for a lending fee of $500,000 ($530,000 if the additional $1.5 million is borrowed), payable $100,000 in cash plus $100,000 of the Company's common stock (subject to additional deposits of shares in the event the price of the Company's shares decreases) immediately as a deposit, and the balance of the fee payable at closing of the financing.

         The term sheet from First Boston is not a commitment to provide any financing; any such commitment would arise solely pursuant to a mutually executed definitive agreement. Payment of the cash and stock deposit on the lending fee is non-refundable, provided that First Boston provides the financing in accordance with the terms and conditions of the term sheet. At closing of the financing, the portion of the deposit not applied to First Boston's expenses (due diligence, legal, etc.) will be credited against the funding fee. In addition, at the closing of the financing, the Company is to grant to First Boston an option to purchase at any time 500,000 shares of the Company's Common Stock at 110% of the market price as of the date of the execution of the term sheet, which options will provide for piggy-back registration rights. The funding fee shall be earned when First Boston, in substantial conformance with the term sheet, is prepared to provide the financing, or if First Boston does not provide the financing as a result of the Company's failure to cooperate (i.e. provide timely information, negotiate legal documents, etc.).

         There can be no assurance that the proposed financing will be provided by First Boston on the terms and conditions set forth in the term sheet, or at all.



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Item 7.  Exhibits.

     99.1 Term Sheet between Debbie Reynolds Management Company, Inc. and CS First Boston Mortgage Capital Corporation.




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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    DEBBIE REYNOLDS HOTEL & CASINO, INC.



Date:  April 23, 1996               By:  /S/  TODD FISHER
                                        ----------------------------------------
                                        Todd Fisher,
                                        President







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